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                                                                  EXHIBIT 10.15
                                                                  -------------



                                                        Dated as of July 1, 1994



Pasquale P. Diccianni
24 Mohawk Road
Ramsey, NJ 07446

Dear Mr. Diccianni:

         This letter will evidence the agreement of Lone Star Industries, Inc. (the "Company") with you on the terms specified herein.

         1. If, at any time prior to or at the consummation (during the effectiveness of this Agreement) of a Sale of Trap Rock, as defined below, you are not, upon your written request given at least 30 days prior to the consummation of the Sale of Trap Rock, addressed to the Company and the company (the "Surviving Entity") which thereafter owns the capital stock or assets of New York Trap Rock Corporation, a Delaware corporation ("Trap Rock"), offered employment in writing by the Surviving Entity which is Substantially Comparable, as defined below, to your employment with the Company prior to such Sale of Trap Rock, or if such Substantially Comparable employment does not continue to be tendered to you by the Surviving Entity thereafter for a








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period of at least one year following the consummation of such Sale of Trap
Rock (whether because of a termination of your employment by the Surviving Entity, for a cause or otherwise, or because of a change in the terms of such employment so that it is no longer Substantially Comparable), then you may by written notice to the Company (and to the Surviving Entity if such notice is given following consummation of the Sale of Trap Rock) terminate your employment with the Company and decline employment (or decline further employment) with the Surviving Company and its affiliates and thereafter you shall be entitled to severance from the Company in an amount equal to your base salary immediately prior to the Sale of Trap Rock, for a period of one year (reduced by any period of your continued employment by the Surviving Entity). Such severance shall be paid in substantially equal installments on the Company's regularly established pay periods during the one year period (or the balance of such one year period following any continued employment by you by the Surviving Entity) following consummation of the Sale of Trap Rock. In addition, you shall continue to receive medical insurance and other benefits from the Company during such period (the "Benefit Period") as you remain unemployed, but in no event shall the Benefit Period be longer than the period ending one year from the date of consummation of the Sale of Trap Rock. Benefits pursuant to the immediately preceding sentence shall be substantially comparable to those you received from the Company prior to the Sale of Trap Rock. In furtherance and not in limitation of the second preceding sentence, you shall be deemed





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to have continued your employment with the Company at your salary effective prior to the Sale of Trap Rock during the Benefit Period for purposes of vesting, eligibility and benefit accrual under any applicable employee benefit plan. Severance pay pursuant to this Agreement shall be in lieu of severance pay pursuant to any other Lone Star severance policy.

         2. For purposes of this Agreement (i) a "Sale of Trap Rock" shall be deemed to have occurred upon the sale of all or substantially all of the capital stock or assets of Trap Rock (including any sale by way of merger or consolidation), but excluding any sale to or merger or consolidation with a wholly-owned subsidiary of the Company; and (ii) "Substantially Comparable" employment shall mean employment which (a) has an annual salary equivalent or superior to your annual salary in effect prior to the Sale of Trap Rock; and
(b) is at a location within the same State as your State of employment prior to the Sale of Trap Rock and no more than 25 miles from your then current employment location.

         3. This Agreement shall not confer upon you any right to continuance of employment with the Company or Trap Rock, or with any successor thereof (including the Surviving Entity), or in any way interfere with the right of the Company, Trap Rock or such successor to terminate such employment.

         4. This Agreement constitutes the entire agreement between the parties and may not be changed or modified except by





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an agreement in writing signed by you and the Company. The effectiveness of this Agreement shall commence as of July 1, 1994 and shall terminate on July 1, 1996.

         5. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

         6. This Agreement shall inure to the benefit of, and be binding upon, any successor in interest or assign of the Company. This Agreement may not be assigned by you without the prior written consent of the Company.

         7.      a.       Any dispute relating to this Agreement arising
between you and the Company (or any successor or assign) shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). The arbitration proceedings, including the rendering of an award, shall take place in Stamford, Connecticut (or such other location mutually agreed upon by the Company and you), and shall be administered by the AAA.

                 b. The arbitral tribunal shall be appointed within 30 days of the notice of dispute, and shall consist of three arbitrators, one of which shall be appointed by the Company, one by you, and the third by both you and the Company jointly; provided, however, that, if you and the Company do not select the third arbitrator within such 30-day period, such third arbitrator shall be chosen by the AAA as soon as practicable





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following notice to the AAA by the parties of their inability to choose such third arbitrator.

                 c. Decisions of such arbitral tribunal shall be in accordance with the laws of the State of Connecticut (excluding the conflicts of law rules which require the application of any other law). The award of any such arbitral tribunal shall be final (except as otherwise provided by the laws of the State of Connecticut and the Federal laws of the United States, to the extent applicable). Judgment upon such award may be entered by the prevailing party in any state or Federal court sitting in Connecticut or any other court having jurisdiction thereof, or application may be made by such party to any such court for judicial acceptance of such award and an order of enforcement.

                 d. The Company shall reimburse you for all costs, including reasonable attorney's fees, in connection with any proceeding (whether or not in arbitration) to obtain or enforce any right or benefit under this Agreement in which you are the prevailing party.





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         8.      All notices, communications, etc., shall be sent to:

                                (a)     Corporate Secretary
                                        Lone Star Industries, Inc.
                                        300 First Stamford Place
                                        Stamford, CT  06912

                                (b)     Pasquale P. Diccianni
                                        24 Mohawk Road
                                        Ramsey, NJ  07446


                                               Very truly yours,

                                               LONE STAR INDUSTRIES, INC.

                                               By /s/ David W. Wallace
                                                 ------------------------------


Read and Agreed to:


/s/ Pasquale P. Diccianni
- ----------------------------------------
Pasquale P. Diccianni





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